UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2021 (October 4, 2021)

Smith Micro Software, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35525	33-0029027
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5800 Corporate Drive Pittsburgh, PA	15237
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (412) 837-5300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SMSI	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On October 6, 2021, as described more fully below, Smith Micro Software, Inc. (the “Company”), announced that Mr. James M. Kempton has been appointed as the Company’s Vice President and Chief Financial Officer, effective November 3, 2021.  On such date, Mr. Michael K. Fox, who currently serves as the Company’s Interim Chief Financial Officer will step down from that role.  Mr. Fox’s departure from the role is consistent with the Company’s previously announced process wherein it established the interim position while it conducted its search for a successor chief financial officer, and is not related to any issues regarding financial disclosures or accounting matters.

(c) As stated above, on October 6, 2021,  the Company announced that Mr. Kempton has been appointed as the Company’s Vice President and Chief Financial Officer, effective November 3, 2021.  Effective as of such date, Mr. Kempton will also serve as the Company’s Treasurer, as well as its principal financial officer and principal accounting officer.

Mr. Kempton, age 46, has served as Controller and principal accounting officer of L.B. Foster Company, a leading provider of products and services for the rail industry and solutions to support critical infrastructure projects, since February 2020.  From August 2018 to January 2020, Mr. Kempton served as Executive Vice President and Chief Financial Officer of Caliburn International, a global provider of professional services and solutions to the federal government. Prior thereto, from October 2013 to August 2018, Mr. Kempton was employed by Michael Baker International, a global provider of engineering and professional services, serving as its Executive Vice President and Chief Financial Officer from July 2016 to August 2018, and prior thereto as its Senior Vice President and Corporate Controller from March 2015 to July 2016, and prior thereto as its Vice President and Corporate Controller, from October 2013 to March 2015.  Prior to his service at Michael Baker International, Mr. Kempton served in successive financial leadership roles at Michael Baker Corporation from January 2007 to October 2013, which most recently included service as the company’s Vice President, Corporate Controller and Treasurer and its principal accounting officer. Earlier in his career, Mr. Kempton held successive roles at Ernst & Young, LLP. Mr. Kempton holds a Bachelor of Arts degree from Thiel College and is a certified public accountant.

There are no arrangements or understandings between Mr. Kempton and any other persons pursuant to which Mr. Kempton was selected as the Vice President and Chief Financial Officer of the Company. There are no family relationships between Mr. Kempton and any director or executive officer of the Company, and Mr. Kempton has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor are any such transactions currently proposed.

In connection with Mr. Kempton’s appointment, on October 4, 2021, the Company entered into an offer letter (the “Offer Letter”) with Mr. Kempton, which provides that he will receive an annual base salary of $275,000, and will be eligible to participate in the Company’s discretionary corporate incentive bonus program with annual targeted bonus of $100,000, a discretionary cash bonus program with targeted annual bonus amount of $40,000, and, subject to compensation committee approval, an annual restricted stock award grant targeted at 100,000 restricted shares of Company common stock.  Mr. Kempton will also receive an initial grant of 20,000 fully vested shares of Company common stock at the time he begins his employment.  Mr. Kempton will be eligible to participate in the Company’s standard benefits programs.  A copy of the Offer Letter is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure

The Company issued a press release on October 6, 2021 announcing the appointment of Mr. Kempton to the positions set forth above in Item 5.02, a copy of which is furnished as Exhibit 99.1 and incorporated by reference into this Item 7.01.

The information presented in Item 7.01 of this Current Report on Form 8-K and the accompanying press release shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or specifically incorporates it by reference into a filing under the Securities Act or the Exchange Act.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

10.1	Offer Letter for James M. Kempton
99.1	Press Release dated October 6, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Smith Micro Software, Inc.

Date: October 6, 2021	By:	/s/ William W. Smith, Jr.
William W. Smith, Jr.
President and Chief Executive Officer